Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Craig Eisenacher
Bristol West Holdings, Inc.
Phone: (954) 316-5192

BRISTOL WEST REPORTS FIRST QUARTER 2006 EARNINGS AND 2% GROWTH IN POLICIES-IN-FORCE

DAVIE, Fla., May 3, 2006 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings of $11.2 million, or $0.36 per average fully diluted share, for the quarter ended March 31, 2006. The Company’s return on average equity for the twelve months ended March 31, 2006 was 14.7%.

Net income for the three months ended March 31, 2006 was $11.2 million compared to $16.8 million for the three months ended March 31, 2005. Diluted earnings per share were $0.36 for the most recent three months compared to $0.51 for the three months ended March 31, 2005.

James R. Fisher, Chairman and CEO, said, “We continue to focus on building long-term shareholder value. We successfully introduced a new segmented product in Colorado and Oregon, Select 2.0, which includes our own proprietary credit model and vehicle rating factors. On March 1, we introduced a new, more segmented product in California. The results of these initiatives are encouraging.  Finally, for the first time since we have been tracking our competitors’ rate changes, increases and revenue neutral filings outnumbered decreases in the states we operate in during the quarter, which we also find encouraging.”

Highlights

•	Increased policies-in-force by 2% to approximately 414,000 at March 31, 2006 from approximately 406,000 at December 31, 2005;

•
Introduced a new, more segmented product in California and the second generation of our Select product in Colorado and Oregon, with additional states planned in the future. In each instance, market reception and early results have been positive;

•	Increased the agencies and brokerages with which we do business by more than 500 in the most recent quarter to approximately 8,220;

•	Repurchased 453,900 shares during the quarter at a cost of $8.4 million under the previously announced $20 million stock repurchase program authorized on October 28, 2005; and

•	Terminated our 2005 quota share reinsurance agreement, commuted and settled the accounts, and received $11.0 million from our reinsurer on January 31, 2006.

Written Premium and Fees

Gross written premium was $157.2 million for the quarter ended March 31, 2006 compared to $170.4 million for the same quarter of 2005, a decline of $13.2 million or 8%. Gross written premium for California declined by $15.0 million or 18% compared to the first quarter of 2005, principally caused by continued competitive market conditions. Outside of California, gross written premium grew by 1% in the aggregate. Net written premium was $173.0 million for the quarter ended March 31, 2006 compared to $256.7 million for the comparable quarter of 2005, a decrease of $83.7 million. Almost all of the change resulted from the termination of quota share reinsurance agreements during the first quarters of both 2006 and 2005, the net effect of which was a reduction in net written premium of $88.0 million.

Fee income was $13.8 million in the first quarter of 2006 compared to $17.8 million in the prior year’s first quarter, a decline of $4.0 million. The reduction in fee income was largely the result of the decline in California business, where the fee percentage is higher than in the other states, and a greater percentage of the Company’s customers signing up for electronic funds transfer (“EFT”) payment plans, on which the Company charges lower fees. The EFT business is more persistent, produces a lower loss ratio and is less expensive to administer.

Net Investment Income

Net investment income increased 39% to $5.0 million for the quarter ended March 31, 2006 from $3.6 million for the same period of 2005. The increase in investment income is due to higher average invested assets during the quarter ended March 31, 2006 compared to the corresponding period of 2005.

Earnings Before Taxes and Income Taxes

Net income before taxes was $17.1 million for the first quarter of 2006 compared to $26.4 million for the corresponding period of 2005.

Federal and state income taxes were $5.9 million for the quarter ended March 31, 2006, representing an effective tax rate of 34.6%, down from 36.25% for the first quarter of 2005.

Key Ratios

The Company’s combined ratio was 90.8% for the first quarter of 2006 compared to 85.5% for the same quarter of 2005. The loss ratio was 67.7% for the first quarter of 2006, higher by 1.8 points compared to 65.9% for the first quarter of 2005. The Company experienced slightly higher loss costs relative to net earned premium during the first quarter of 2006 compared to the first quarter of 2005 as well as 0.2 points of adverse development, primarily related to Hurricane Wilma claims from 2005. The expense ratio was 23.1% for the most recent quarter compared to 19.6% for the same quarter of 2005. Of the 3.5-point increase, 1.2 points was due to lower fee income in this year’s first quarter. In addition, 0.7 points of the increase was due to the absence of ceding commission income in this year’s first quarter since the Company has terminated its quota share reinsurance. Stock based compensation was $0.7 million in the first quarter of 2006 compared to $0.4 million in the first quarter of 2005, which contributed 0.3 points to the increase in the expense ratio. The remainder of the increase was primarily due to a higher ratio of company expenses to net earned premium resulting from lower earned premium in this year’s first quarter.

For the quarter ended March 31, 2006, the Company experienced $0.3 million in adverse development, mostly related to the re-estimate of losses from Hurricane Wilma, compared to $0.1 million of favorable development on loss and loss adjustment expense reserves in the quarter ended March 31, 2005. Adjustments to reserves established in prior reporting periods are reported in the period in which the adjustments are made.

Reinsurance

The Company agreed with National Union Fire Insurance Company of Pittsburgh, PA to terminate and commute the 2005 quota share reinsurance agreement on a cut-off basis effective January 1, 2006. The termination and commutation resulted in the reinsurer’s release from all future liability and the settlement of the net balance due the Company, including commission and profit commission receivable, ceded loss reserves, and ceded unearned premiums less amounts payable to the reinsurer. The Company received the net balance of $11.0 million on January 31, 2006. The termination and commutation had no impact on reported net income or retained earnings.

Regulatory Inquiries

As previously reported, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities and Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Common Stock Repurchases

As previously announced, on October 28, 2005, the Company’s Board of Directors authorized the repurchase of $20 million of the Company’s outstanding common stock. Under this program, the Company may make purchases from time to time in the open market depending on share price, market conditions, and other factors. During the first quarter of 2006, the Company repurchased 453,900 shares of common stock at a total cost of $8.4 million or $18.49 per acquired share.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions. Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those factors that are more particularly described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the heading “Item 1A. Risk Factors.” We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
Income	2006	2005
Gross written premium	$157,187	$170,350
Net written premium	173,018	256,695
Gross earned premium	146,779	169,749

Net earned premium	$144,278	$163,459
Net investment income	4,967	3,633
Realized (loss) gain on investments, net	68	(1)
Fee income	13,836	17,766
Other income	734	748
Total income	163,883	185,605

Expenses
Losses and loss adjustment expenses incurred	97,658	107,765
Commissions and other underwriting expenses	37,526	40,815
Other operating and general expenses (a)	10,383	9,671
Interest expense	1,206	968
Total expenses	146,773	159,219

Income before federal and state income taxes	17,110	26,386

Federal and state income taxes	5,920	9,565
Net income	$11,190	$16,821

Basic earnings per share	$0.38	$0.53
Diluted earnings per share	$0.36	$0.51
Weighted average common shares outstanding	29,733,363	31,518,617
Weighted average common shares outstanding
including potentially dilutive common shares	31,325,035	32,972,637

Loss ratio	67.7%	65.9%
Expense ratio (a)	23.1%	19.6%
Combined ratio	90.8%	85.5%

(a) Per SEC Staff Accounting Bulletin 107, Topic 14.F, "Classification of Compensation Expense Associated
with Share-Based Payment Arrangements," stock-based compensation expense should be presented in the same lines as cash compensation. As such, stock-based compensation expense is no longer presented separately, and our expense ratio now includes this expense item. Prior period amounts have been reclassified to conform to the
2006 presentation.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2006	2005

Assets
Total investments	$463,637	$454,872
Cash and cash equivalents	20,651	32,399
Reinsurance receivables	21,341	61,658
Receivables, net	174,471	169,189
Goodwill	101,546	101,546
Other assets	81,285	73,692
Total assets	$862,931	$893,356

Liabilities and Stockholders' Equity
Total policy liabilities	$412,668	$406,805
Reinsurance payables	3,793	30,590
Accounts payable and other liabilities	40,497	49,081
Long-term debt	68,950	69,925
Total liabilities	525,908	556,401

Total stockholders' equity	337,023	336,955
Total liabilities and stockholders' equity	$862,931	$893,356

Book value per share	$11.17	$11.13

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended
	March 31,		%
State	2006	2005	Change

California	$68.7	$83.7	-17.9%
Florida	25.3	25.2	0.4%
Michigan	19.5	22.5	-13.3%
South Carolina	6.6	6.1	8.2%
Texas	6.1	6.2	-1.6%
Pennsylvania	5.9	3.4	73.5%
New Hampshire	3.9	3.8	2.6%
Maine	3.3	3.8	-13.2%
Virginia	3.0	2.6	15.4%
Arizona	3.0	1.1	172.7%
All Other (includes 11 states)	11.2	12.1	-7.4%
Total	$156.5	$170.5	-8.2%

Change in expected policy cancellation provision	0.7	(0.2)	n/m

Total, net of change in expected policy cancellation provision	$157.2	$170.3	-7.7%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$146,779	$169,749

Expenses
Losses and adjustment expenses incurred	102,299	112,170
Commissions	21,709	25,398
Other underwriting expenses	15,810	16,636
Other operating and general expenses	10,383	9,671
Total underwriting expenses	150,201	163,875
Gross underwriting result	(3,422)	5,874
Fee and other income	14,570	18,514
Pretax underwriting income	$11,148	$24,388

Gross loss ratio	69.7%	66.1%
Gross expense ratio	22.7%	19.6%
Gross combined ratio	92.4%	85.7%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$2,501	$6,290

Expenses
Ceded losses and adjustment expenses incurred	4,641	4,405
Ceding commissions	(7)	1,219
Total underwriting expenses	4,634	5,624
Ceded underwriting (loss) income	$(2,133)	$666

Ceded loss ratio	185.6%	70.0%
Ceded expense ratio	-0.3%	19.4%
Ceded combined ratio	185.3%	89.4%

Net Underwriting Results

Revenues
Net earned premium	$144,278	$163,459

Expenses
Net losses and loss adjustment expenses incurred	97,658	107,765
Commissions - net of reinsurance	21,716	24,179
Other underwriting expenses	15,810	16,636
Other operating and general expenses	10,383	9,671
Total underwriting expenses	145,567	158,251

Net underwriting result	(1,289)	5,208
Fee and other income	14,570	18,514
Pretax underwriting income	$13,281	$23,722

Net loss ratio	67.7%	65.9%
Net expense ratio	23.1%	19.6%
Net combined ratio	90.8%	85.5%

	March 31,
Reinsurance Balances	2006	2005
Reinsurance recoverable on paid and unpaid losses
and loss adjustment expenses	$18,204	$11,658
Prepaid reinsurance	3,137	15,965
Ceding commission receivable	-	4,324
Reinsurance payables	(3,793)	(20,242)
Net balance	$17,548	$11,705